Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HAGERTY

The following discussion and analysis provides information which Hagerty’s management believes is relevant to an assessment and understanding of Hagerty’s consolidated results of operations and financial condition. You should read the following discussion and analysis of Hagerty’s consolidated results of operations and financial condition together with Hagerty’s consolidated financial statements and related notes and other information included elsewhere or incorportated by reference in this Current Report on Form 8-K. This discussion and analysis should also be read together with the Unaudited Pro Forma Condensed Combined Financial Information as of and for the nine months ended September 30, 2021. In addition to historical financial information, this discussion contains forward-looking statements based upon Hagerty’s current expectations that involve risks and uncertainties. Hagerty’s actual results could differ materially from such forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this Current Report on Form 8-K. Unless otherwise indicated or the context otherwise require, references included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations of Hagerty section to “Hagerty,” “we,” “us,” “our” and the “Company” refer to The Hagerty Group, LLC and its subsidiaries. Defined Terms included below shall have the same meaning as terms defined and included elsewhere in this Form 8-K.

Overview

At Hagerty, everything begins and ends with the love of the automobile — an innate passion that fuels our unique membership model and cultivates deep, personal connections with our more than 1.8 million members, comprised of 705,000 paid subscribers and 1.1 million others that interact with us, but have yet to become a paid subscriber.

We love cars. And we are not alone. According to estimates from social media accounts, there are more than 500 million people around the globe who express an interest in cars and, based on Hagerty’s proprietary data, approximately 69 million in the United States (“U.S.”) alone who declare themselves automotive enthusiasts. Within that, there are over 43 million insurable collector vehicles in the U.S.

Over the past three decades, Hagerty has become a global market leader in insurance for classic and enthusiast vehicles with over two million vehicles insured, partnerships with nine of the 10 largest U.S. auto insurance companies (as ranked by S&P Global Market intelligence based upon 2020 direct insurance premiums written), and an exceptional 84 Net Promoter Score (“NPS”), which is approximately twice the industry average.

We take great pride in protecting our members’ treasured vehicles. But at Hagerty that is only the beginning. Our approach to the car insurance market and our strategy for growth is centered on our unwavering pursuit to build the world’s most loved automotive enthusiast brand and deliver on our purpose to save driving and car culture for future generations.

To this end, we have built an integrated automotive enthusiast platform that engages, entertains, and connects with our members at every stage of their journey — digitally, on the track, in the garage, at an event or on the road. The components of our automotive enthusiast platform include:

•	Innovative Hagerty Drivers Club membership program (“HDC”)

•	Ownership of immersive automotive events

•	A thriving and rapidly growing automotive media content platform

•	Market-leading valuation tools

For our members the combination of these four components, as well as others results in an incredible experience. For our business, it results in multiple points of monetization, an attractive recurring revenue business model and what we believe are exceptional results demonstrated by:

•	Greater than 25% annual revenue growth rates on average over the last three fiscal years

•	Strong customer retention at 90%

•	Average loss ratios significantly better than the U.S. personal lines auto insurance industry

•	Millions following Hagerty’s automotive insights and social media programs

As we look ahead and continue to grow, we believe our digitally driven thinking will continue to enhance member engagement and reduce transaction friction. That is why we are investing in state-of-the-art digital interfaces to support our growing membership base. We are also acquiring targeted car events and adding services that will be available for member use within the Hagerty Drivers Club membership program, described below in “— Our Membership Approach”.

We are committed to using our business as a force for both growth and good and are focused on making a positive impact on the issues that matter to our teams, our automotive community and the communities in which we live and work.

We didn’t create the passion for cars. We simply tap into that spirit to cultivate deep, intimate relationships with auto enthusiasts around the globe and create Hagerty fans for life.

Our Membership Approach

Hagerty is an automotive enthusiast brand built upon a membership organization for car lovers. We will always think and act long-term, put members at the center of our strategy and create a culture built on improving each and every day. It’s our strategic play to create lifelong fans and ultimately fuel car culture for generations to come. In addition to membership offerings of insurance, Hagerty also provides curated events and experiences, world class content and valuation expertise.

Hagerty’s insurance agencies provide unique insurance programs designed exclusively for enthusiasts.

HDC is our flagship membership program offering a robust suite of benefits for the automotive enthusiast.

Hagerty Garage + Social is our national network of experience and storage centers.

DriveShare is a peer-to-peer classic vehicle rental offering for auto enthusiasts through which car enthusiasts can connect with one another and rent their peers’ classic or collector vehicles for a fee.

Hagerty Radius is our invite-only Hagerty community designed for the connoisseurs of the car world.

It is our strategic goal to create lifelong fans and fuel car culture for generations to come.

Our Revenue Model

Our revenue model combines multiple elements in the insurance and lifestyle value chains, built on data collection and member experience.

Commission and Fee Revenue

The Company earns commission revenues for the distribution and servicing of classic automobile and boat insurance policies written through personal and commercial lines agency agreements with multiple insurance carrier partners in the U.S., Canada and the United Kingdom (“U.K.”).

The Company’s insurance affiliated intermediaries act as managing general agents (“MGAs”) who, among other things, write collector vehicle business on behalf of the insurance carrier partners. In exchange for commissions paid by the insurance carrier partners, Hagerty generally handles all sales, marketing, pricing, underwriting, policy administration and fulfillment, billing and claim services. In addition, Hagerty also manages all aspects of our omni-channel distribution, both direct and brokerage, including independent agencies, national sales accounts, large agency and broker networks and national partner relationships.

Earned Premium

Reinsurance premiums are earned by a single cell captive reinsurance company, Hagerty Re. Hagerty Re, wholly-owned by the Company, reinsures the classic auto and marine risks written through its affiliated MGAs in the U.S., Canada and the U.K. Hagerty Re is a Bermuda-domiciled, Class 3A reinsurer. Hagerty Re was funded in December 2016 and was granted a license by the Bermuda Monetary Authority (“BMA”) in March 2017.

Hagerty Re’s insurance business consists solely of a portion of the collector vehicle program premium written by their affiliated U.S., Canadian and U.K. MGAs which is ceded by its insurance carrier partners under a quota-share reinsurance agreement. In addition, Hagerty Re purchases a third-party reinsurance program providing coverage to both single large events as well as the accumulation of multiple smaller events, based on risk tolerance thresholds with such reinsurer’s in force program offering protection against catastrophic events such as hurricanes, wildfires, volcanos, etc. As a result, we believe the Company is not exposed to material reinsurance risk concentration on a net basis.

Membership and Other Revenue

The Company earns subscription revenue and other revenue through membership offerings and other automotive and affinity services sold to policyholders and classic vehicle enthusiasts. Membership offerings include but are not limited to private label roadside assistance, digital and linear video content, our award-winning magazine, valuation services, members-only events and exclusive automotive third-party discounts. Additionally, the Company owns and operates collector vehicle events, earning revenue through admission income and sponsorships, as well as event registration service fees on behalf of automotive and motorsport organizations to manage credentials. Revenue is also derived from the sale of merchandise, DriveShare rentals and Hagerty Garage + Social memberships.

Key Performance Indicators

We regularly review key operating and financial performance indicators to evaluate our business, measure our performance, identify trends in our business against planned initiatives, prepare financial projections and make strategic decisions. In addition to our financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we believe these financial and operational measures are useful in evaluating our performance.

The following table presents these metrics as of and for the periods presented:

	Nine Months Ended September 30,
	2021	2020
Policies in Force (“PIF”)	1,232,505	1,124,883
Total Written Premium (in thousands)	$533,889	$460,365
PIF Retention	89.0%	90.0%
Loss Ratio	41.3%	41.0%
HDC Member Count	705,300	632,322
Net Promoter Score	81.0	81.0

Policies in Force

Policies in Force are the number of current and active insurance policies as of the applicable period end date. We view Policies in Force as an important metric to assess our financial performance because policy growth drives our revenue growth, increases brand awareness and market penetration, generates additional insight to improve the performance of our platform, and provides key data to assist strategic decision making for the Company.

Total Written Premium

Total Written Premium is the total amount of insurance premium written on policies that were bound by our insurance carrier partners during the applicable period. We view Total Written Premium as an important metric, as it most closely correlates with our growth in insurance commission revenue and Hagerty Re earned premium. Total Written Premium excludes the impact of premium assumed by unrelated third-party reinsurers and therefore reflects the actual business volume and direct economic benefit generated from our customer acquisition efforts. Premiums ceded to reinsurers can change based on the type and mix of reinsurance structures we deploy.

PIF Retention

PIF Retention is the percentage of current period policies that are renewed on the policy renewal date. We view PIF Retention as an important measurement of the number of policies retained each year, which contributes to recurring revenue streams from MGA commissions, membership fees and earned premiums. It also contributes to maintaining the Company’s NPS as discussed below.

Loss Ratio

Loss Ratio, expressed as a percentage, is the ratio of (a) losses and loss adjustment expenses incurred to (b) earned premium in Hagerty Re. We view Loss Ratio as an important metric because it is a powerful benchmark for profitability. The benchmark allows us to evaluate our historical loss patterns including incurred losses, reset insurance pricing dynamics and make necessary and appropriate adjustments.

HDC Member Count

HDC Member Count is the number of current members who pay an annual membership subscription as of an applicable period end date. We view HDC Member Count as important because it helps us measure membership revenue growth and provides an opportunity to customize our value proposition and benefits to specific types of enthusiasts, both by demographic and vehicle interest.

Net Promoter Score

Hagerty uses NPS as our “north star metric,” measuring the overall strength of our relationship with members and insurance carrier partners. NPS is measured twice annually through a web-based survey sent by email invitation to a random sample of existing members and partners. NPS is reported as of the most recent survey completed, which allows for accurate reporting of trends and member’s current sentiment. Often referred to as a barometer of brand loyalty and customer engagement, NPS is well-known in our industry as a strong indicator of growth and retention.

Recent Developments Affecting Comparability

COVID-19 Impact

In March 2020, the World Health Organization declared the Coronavirus (“COVID-19”) a pandemic. The pandemic has impacted every geography in which the Company operates. Governments implemented various restrictions around the world, including closure of non-essential businesses, travel, shelter-in-place requirements for citizens and other restrictions.

The Company has taken several precautionary steps to safeguard its business and team members from COVID-19, including implementing travel restrictions, arranging work from home capabilities and flexible work policies. The safety and well-being of our team members continues to be the top priority. As restrictions were put in place, employees were able to transition to work from home environment quickly and effectively due to the prior technology investments and the Company’s focus on core values. Due to the restrictions and uncertainty caused by the pandemic, 2020 revenue growth was lower than expected primarily caused by lower levels of new business. Offsetting the 2020 revenue shortfall, expenses related to promotional events and travel were lower than anticipated. By the end of 2020, and as of September 30, 2021, new business growth returned to pre-pandemic pace, events were being held and new initiatives were on track. Management will continue to follow and monitor guidelines in each jurisdiction and is working on a phased transition of employees returning to the office.

Key Factors and Trends Affecting our Operating Performance

Our financial condition and results of operations have been, and will continue to be, affected by a number of factors, including the following:

Our Ability to Attract Members

Our long-term growth will depend, in large part, on our continued ability to attract new members to our platform. Our growth strategy is centered around accelerating our existing position in markets that we already serve, expanding into new markets domestically across the U.S., internationally in Canada and the U.K. and eventually the European Union (“E.U.”), digital innovation and developing new strategic insurance and affinity partnerships with key players in the automotive industry.

Our Ability to Retain Members

Turning our members into lifetime fans is key to our success. We currently have over 1.8 million members with Hagerty including over 705,000 paid subscribers (“HDC Members”) and over 1.1 million who interact with us but have yet to join HDC and receive additional club-level benefits. We realize increasing value from each HDC Member who signs up with us or is retained as a recurring revenue base, forming the basis for organic growth for our new product offerings and improving our loss ratios over time. One of our principal goals is to convert all of our members who are not currently HDC Members to paid subscribers over time. Our ability to retain members will depend on a number of factors including our NPS and members’ satisfaction with our products and pricing and offerings of our competitors.

Our Ability to Increase HDC Membership Subscriptions

Our long-term growth will benefit from our ability to increase our HDC membership subscription base across the U.S., Canada and into the U.K. and the E.U. Today, we have over 705,000 HDC Members. We apply our highly scalable model, with a tailored approach to each enthusiast type across all demographic groups.

We are also able to drive membership in HDC through our insurance distribution channels. Approximately 75% of new insurance policy holders purchase memberships in HDC.

Our Ability to Introduce New and Innovative Products

Our growth will depend on our ability to introduce new and innovative insurance and automotive lifestyle products that will drive organic growth from our existing member base as well as attract new customers. Our insurance offerings as well as our membership and marketplace technology platforms provide us with a foundation to expand our insurance and membership base, engage auto enthusiasts and provide innovative products to members globally.

Our Ability to Manage Risk Through Our Technology

Risk is managed through our technology, proprietary algorithms, underwriting and claims practices, data science and regulatory compliance capabilities, which we use to determine the risk profiles of our members. Our ability to manage risk is enhanced and controlled over time as data is continuously collected and analyzed by our algorithms with the objective of lowering our loss ratios over time. Our success depends on our ability to adequately and competitively price risk.

Our Ability to Manage Growth Related to our Strategic Alliances

We have strategic alliances with several insurance carriers that we expect to serve as a key driver in our growth in commission and fee revenue. For a discussion of those relationship, see the section titled "Information about Hagerty - Distribution, Marketing and Strategic Relationships" within the Proxy Statement which is incorporated herein by reference. For example, we expect State Farm to begin offering Hagerty’s features and services to its customers in 2022, which will begin to drive additional commission and fee revenue.

Our Ability to Grow Quota Share

Hagerty Re’s current quota share of business assumed from Markel in the U.S. and U.K. is 60%. The quota share percentage will increase to 70% in 2022 and to 80% in 2023 and beyond under a contract with Markel. The increase in quota share will have the effect of increasing our revenue, which will partially be offset by increases in our underwriting costs.

Components of Our Results of Operations

Revenue

The Company primarily generates revenue from the sale of automotive insurance policies and HDC membership subscriptions as well as from participating in the underwriting results on policies written by our insurance carrier partners.

Commission and fee revenue

The Company earns new and renewal commissions from its insurance carrier partners on the policies that it sells to policyholders. Additionally, policyholders pay fees directly to the Company related to their insurance coverage. These commissions and fees are earned when the policy becomes effective, net of policy changes and cancellations.

For policies that have elected to pay via installment plan, revenue is recognized on the policy effective date as the insured becomes fully entitled to the policy benefits, regardless of when payment is collected. The Company’s performance obligation to the insurance carrier partner is complete when the policy is issued.

Under the terms of many of its contracts with insurance carrier partners, the Company has the opportunity to earn an annual contingent underwriting commission (“CUC”), or profit-share, based on the calendar-year performance of the insurance book of business with each of those insurance carrier partners. The Company’s CUC agreements are based on written or earned premium and loss ratio results. Each insurance carrier partner contract and related CUC is calculated independently. Revenue from CUC is accrued throughout the year and settled annually.

Earned premium

Earned premium represents the earned portion of gross written premiums that Hagerty Re has assumed under quota share reinsurance agreements with our insurance carrier partners. Earned premium is recognized over the term of the policy, which is generally 12 months.

Membership and other revenue

HDC Memberships are sold as a bundled product which generally includes private label roadside assistance, access to digital and linear video content, our Hagerty magazine, valuation services, access to member events and exclusive automotive third-party discounts. Hagerty Garage + Social storage memberships include storage in addition to the HDC member benefits. Income from the sale of HDC and storage membership subscriptions is recognized ratably over the period of the membership, which is generally 12 months. Other revenue includes advertising sales, admission income, sponsorships, event registration fees, valuation services, merchandise sales and DriveShare rentals. Other revenue is recognized when the performance obligation for the related product or service is satisfied.

Costs and Expenses

Our costs and expenses consist of salaries and benefits paid to employees, ceding commissions, losses and loss adjustment expenses paid to insurance carrier partners, sales expenses, general and administrative service and depreciation and amortization.

Salaries and benefits

Salaries and benefits consist primarily of costs related to employee compensation, payroll taxes, employee benefits and employee development costs. Employee compensation includes wages paid to employees as well as various incentive compensation plans. Employee benefits include the costs of various employee benefits plans including medical and dental insurance, wellness benefits and others. Costs related to employee education, training and recruiting are included in employee development costs. Salaries and benefits costs are expensed as incurred except for those costs which are required to be capitalized, which are then amortized over the useful life of the asset created (generally software or media content). Salaries and benefits are expected to increase over time as the business continues to grow, but will likely decrease as a percent of revenue.

Ceding commission

Ceding commission consists of the commission paid by Hagerty Re to our insurance carrier partners for our pro-rata share of acquisition costs (primarily our MGA commissions), general and administrative and other costs. Hagerty Re pays a fixed rate ceding commission which varies by insurance carrier partner, averaging 48% of net earned premium. Ceding commission will change proportionately to earned premium assumed through our various quota share reinsurance agreements.

Losses and loss adjustment expenses

Losses and loss adjustment expenses consist of our portion of the net cost to settle claims submitted by insureds. Losses consist of claims paid, case reserves and losses incurred but not reported (“IBNR”), net of estimated recoveries for reinsurance, salvage and subrogation. Loss adjustment expenses consist of the cost associated with the investigation and settling of claims. Losses and loss adjustment expenses represent management’s best estimate of ultimate net loss at the financial statement date. Estimates are made using statistical analysis by our internal actuarial team. These reserves are reviewed regularly and adjusted as necessary to reflect management’s estimate of the ultimate cost of losses and loss adjustment expenses.

Losses and loss adjustment expenses represent our share of losses assumed through various reinsurance agreements entered by Hagerty Re and our insurance carrier partners. Our reinsurance contracts are quota share reinsurance agreements on the business underwritten by our MGAs. These expenses are expected to grow proportionately with written premium and increase as the quota share percentage contractually increases.

Sales expense

Sales expense includes costs related to the sales and servicing of a policy, primarily broker expense, cost of sales, promotion expense and travel and entertainment expenses. Cost of sales includes expenses related to the sale and servicing of a policy, including postage, document costs, payment processing fees, emergency roadside service costs and other variable costs associated with the sale and servicing of a policy. Broker expense is the compensation paid to our agent partners and national broker partners when an insurance policy is written through a broker relationship. Promotion expense includes various expenses related to branding, events, advertising, marketing, and acquisition. Sales expenses, in general, are expensed as incurred and will likely increase as we continue to grow. Broker expense and cost of sales will likely track with written premium growth, while promotion expense and travel and entertainment expense will decrease as a percent of revenue over the long term.

General and administrative services

General and administrative services consist of occupancy costs, hardware and software, consulting services, legal and accounting services, community relations and non-income taxes. These costs are expensed as incurred. We expect this expense category to increase commensurate with our expected business volume and growth expectations and be managed lower as a percent of revenue over the next few years after we reach scale to handle incoming business from new partnerships.

Depreciation and amortization

Depreciation and amortization reflects the recognition of the cost of our investments in various assets over their useful life. Depreciation expense relates to leasehold improvements, furniture and equipment, vehicles, hardware and purchased software. Amortization relates to investments related to recent acquisitions, Software-as-a-Service (“SaaS”) implementation, internal software development and investments made in digital media and content assets. Depreciation and amortization are expected to increase slightly in dollar amount over time but will likely decrease as a percent of revenue as investments in platform technology reach scale.

Income tax expense

The Company’s income is taxed as a passthrough ownership structure under provisions of the Internal Revenue Code (“IRC”) and a similar section of state income tax law, except for Hagerty Re and various foreign subsidiaries. Income tax expense is applicable to Hagerty Re and various foreign subsidiaries that are treated as taxable entities. Prior to January 1, 2019, Hagerty Re was taxed in a passthrough ownership structure and not subject to United States taxation. Effective January 1, 2019, Hagerty Re made an irrevocable election under Section 953(d) of the U.S. IRC, as amended, to be taxed as a U.S. domestic corporation. Income tax expense is expected to increase consistent with Hagerty Re’s profitability.

Results of Operations

Comparison of the Nine Months Ended September 30, 2021 and 2020

The following table presents our unaudited condensed consolidated statements of operations for the nine months ended September 30, 2021 and 2020, and the dollar and percentage change between the two periods:

	Nine Months Ended
(in thousands)	2021	2020	$ Change	% Change
REVENUES:
Commission and fee revenue	$214,004	$185,947	28,057	15.1%
Earned premium	212,370	160,377	51,993	32.4%
Membership and other revenue	38,320	31,778	6,542	20.6%
Total revenues	464,695	378,102	86,593	22.9%

OPERATING EXPENSES:
Salaries and benefits	122,134	98,938	23,196	23.4%
Ceding commission	101,262	76,852	24,410	31.8%
Loss and loss adjustment expenses	87,643	65,735	21,908	33.3%
Sales expense	80,810	66,510	14,300	21.5%
General and administrative services	46,627	35,951	10,676	29.7%
Depreciation and amortization	15,282	8,196	7,086	86.5%
Total operating expenses	453,758	352,181	101,577	28.8%

OPERATING INCOME	10,936	25,921	(14,985)	-57.8%

OTHER EXPENSE	(1,041)	(524)	(517)	98.7%

INCOME BEFORE INCOME TAX EXPENSE	9,895	25,397	(15,502)	-61.0%

INCOME TAX EXPENSE	(4,790)	(3,746)	(1,044)	27.9%

NET INCOME	5,105	21,651	(16,546)	-76.4%

Revenue

Commission and fee revenue

Commission and fee revenue increased $28.0 million, or 15.1%, to $214.0 million for the nine months ended September 30, 2021, from $186.0 million for the nine months ended September 30, 2020. The increase was comprised of an increase of $5.5 million in revenues from new policies and an increase of $22.5 million in revenues from renewal policies. The increase is primarily due to new business policy count growth of 6.0% and an increase in new and renewal average premium of 9.4% and 2.7%, respectively.

Our commission and fee revenue from direct sources increased $15.3 million, or 18.0%, from $85.0 million during the nine months ended September 30, 2020 to $100.3 million during the nine months ended September 30, 2021. Our commission and revenue from agent sources increased $12.7 million, or 12.6%, from $101.0 million during the nine months ended September 30, 2020 to $113.7 million during the nine months ended September 30, 2021. The growth in our direct sources has been primarily attributable to increasingly strong performance in our direct sales channels as well as the entry into our alliance with Aviva in 2020, which shifted some of our Canadian business to direct sources. Commission rates, generating commission revenue, vary based on geography but do not differ by distribution channel (i.e., whether they are direct-sourced or agent-sourced).

The following tables shows the break-down of our commission and fee revenues for the nine months ended September 30, 2021 and the nine months ended September 30, 2020 by geography (in millions):

Nine Months Ended September 30, 2021

	U.S.	Canada	U.K.	Total
Commission and Fee Revenue	$152.1	$14.0	$3.1	$169.2
Contingent Commission	45.0	(0.3)	0.1	44.8
Total	$197.1	$13.7	$3.2	$214.0

Nine Months Ended September 30, 2020

	U.S.	Canada	U.K.	Total
Commission and Fee Revenue	$103.4	$11.1	$2.4	$143.9
Contingent Commission	40.2	1.5	0.4	42.1
Total	$170.6	$12.6	$2.8	$186.0

In the United States, we have experienced consistent organic growth and we expect this growth to continue. In Canada and the U.K. we have experienced slower growth as a result of our reliance on our strategic alliances in those markets, which generally results in greater commission and fee revenue but less contingent commissions.

Earned premium

Earned premium increased $52.0 million, or 32.4%, to $212.4 million for the nine months ended September 30, 2021, from $160.4 million for the nine months ended September 30, 2020. Organic growth added approximately $27.5 million and the increase in U.S. quota share percentage added approximately $16.4 million to earned premium during the nine months ended September 30, 2021. The Aviva Canada treaty, entered in 2020, contributed $7.4 million to the increase in earned premium in 2021. This increase in premium earned correlates with an increase in premium assumed by Hagerty Re of $83.7 million from $200.9 million for the nine months ended September 30, 2020 to $284.6 million for the nine months ended September 30, 2021.

Membership and other revenue

Membership and other revenue increased $6.5 million, or 20.6%, to $38.3 million for the nine months ended September 30, 2021, from $31.8 million for the nine months ended September 30, 2020. The increase in membership fees of $3.1 million from $26.9 million in the nine months ended September 30, 2020 to $30.0 million in the nine months ended September 30, 2021, was primarily attributable to the increase in issuance of new policies bundled with an HDC membership and growth of new “stand-alone” HDC subscriptions (i.e. HDC subscriptions sold to members without insurance policies). For the nine months ended September 30, 2021, the membership revenue of $30.0 million comprises 78.2% of the membership and other revenue total, which has grown 10.4%. Other Revenue of $8.6 million including advertising, valuation and registration income accounts for 21.8% of the membership and other revenue totals and has grown $3.4 million, or 41.1%, primarily due to newly acquired business lines in motorsports registration and events. The increase in membership and other revenue also included increases of $0.9 million and $1.1 million in admission income and motorsport registration income from the nine months ended September 30, 2020 to the nine months ended September 30, 2021, respectively, primarily resulting from increased income derived from events and an increase in the number of motorsport registrations.

Costs and Expenses

Salaries and benefits

Salaries and benefits costs increased $23.2 million, or 23.4%, to $122.1 million for the nine months ended September 30, 2021, from $98.9 million for the nine months ended September 30, 2020. The increase was primarily attributable to a net increase of 247 employees in our sales, member services, technology and distribution units, an increase of 18.2% from September 30, 2020 to September 30, 2021. Additional staff was needed to support current and anticipated growth, such as the additions of several new large national insurance partnerships and our continued development of new systems and digital transformation technology investments.

Ceding commission

Ceding commission expense increased $24.4 million, or 31.8%, to $101.3 million for the nine months ended September 30, 2021, from $76.9 million for the nine months ended September 30, 2020. The increase was primarily attributable to higher U.S. premium volume ceded to Hagerty Re from our insurance carrier partners, which added approximately $16.6 million and an increase in our U.S. quota share percentage from 50% in 2020 to 60% in 2021, which accounted for $7.8 million. Hagerty Re pays a fixed rate ceding commission which varies by insurance carrier partner, averaging 48% of net earned premium.

The following table presents the amount of premiums ceded and the quota share percentages for the nine months ended September 30, 2021 and the nine months ended September 30, 2020 (in millions):

Nine Months Ended September 30, 2021

	U.S.	Canada	U.K.	Total
Subject Premium	$448.9	$36.4	$4.2	$489.5
Quota Share Percentage	60%	35%	60%	58%
Assumed Premium in Hagerty Re	$269.3	$12.8	$2.5	$284.6
Net Ceding Commission	$96.6	$4.4	$0.3	$101.3

Nine Months Ended September 30, 2020

	U.S.	Canada	U.K.	Total
Subject Premium	$382.9	$27.1	—	$409.9
Quota Share Percentage	50.0%	35.0%	—	49%
Assumed Premium in Hagerty Re	$191.4	$9.5	—	$200.9
Net Ceding Commission	$75.8	$1.1	—	$76.9

In the U.S., the increase in premiums assumed in Hagerty Re from September 30, 2020 to September 30, 2021 was primarily due to Hagerty Re’s U.S. quota share increasing from 50% in 2020 to 60% as of January 1, 2021. In Canada, the increase in premiums assumed by Hagerty Re from September 30, 2020 to September 30, 2021 is primarily due to the entry into the reinsurance agreement with Aviva, effective as of March 1, 2020. In the U.K., the increase in premiums assumed in Hagerty Re from September 30, 2020 to September 30, 2021 is primarily due to the entry into the U.K. reinsurance agreement, which became effective during 2021.

Losses and loss adjustment expenses

Losses and loss adjustment expenses increased $21.9 million, or 33.3%, to $87.6 million for the nine months ended September 30, 2021, from $65.7 million for the nine months ended September 30, 2020. The increase was primarily driven by higher premium volume ceded to Hagerty Re from our insurance carrier partners. The loss ratio, including catastrophe losses was 41.3% and 41.0%, for the nine months ended September 30, 2021 and September 30, 2020, respectively.

Sales expense

Sales expense increased by $14.3 million, or 21.5% to $80.8 million for the nine months ended September 30, 2021, from $66.5 million for the nine months ended September 30, 2020. The increase was primarily due to additional premium volume across our agent and direct distribution channels and increased promotion costs for newly acquired events occurring in 2021.

General and administrative services

General and administrative services increased $10.6 million, or 29.7%, to $46.6 million for the nine months ended September 30, 2021, from $36.0 million for the nine months ended September 30, 2020. The increase was primarily driven by $4.3 million in higher software subscription and hardware costs, $2.4 million in consulting services and a $2.1 million write off of abandoned software.

Depreciation and amortization

Depreciation and amortization expense increased by $7.1 million, or 86.5% to $15.3 million for the nine months ended September 30, 2021, from $8.2 million for the nine months ended September 30, 2020. The increase was attributable to a higher base of capital assets from our digital platform development investment and business combination and asset acquisition. Assets acquired in 2020 and 2021 led to an increase of $389,000 of amortization as of September 30, 2021 compared to September 30, 2020.

Income tax expense

Income tax expense for the nine months ended September 30, 2021 was $4.8 million compared to $3.7 million for the nine months ended September 30, 2020. The effective tax rate was 48% for the nine months ended September 30, 2021 and 15% for the nine months ended September 30, 2020. The increase in the effective tax rate for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020 was primarily due to an increase net income before income tax expense of Hagerty Re, which is taxed as a corporation, offset by a decrease in net income in entities not subject to entity-level taxes.

Liquidity and Capital Resources

The Company is a holding company that transacts a majority of its business through operating subsidiaries. Maintaining a strong balance sheet and capital position is a top priority for the Company. The Company manages liquidity globally and across all operating subsidiaries, making use of its credit facility when needed.

Through our reinsurance subsidiary, Hagerty Re, we reinsure the same personal lines risks that are underwritten by our affiliated MGA subsidiaries on behalf of our insurance carrier partners. Our reinsurance operations are self-funded primarily through existing capital and net cash flows from operations. As of September 30, 2021, Hagerty Re had approximately $268.4 million in cash and cash equivalents and municipal securities. Our MGA operations are financed primarily through the commissions and fees received from the Company’s insurance carrier partners and, if necessary, the proceeds received from our existing credit facility. Our membership-related subsidiaries finance their operations from the sale of HDC Member subscriptions, as well as proceeds received, if necessary, from our existing credit facility.

The Company, particularly Hagerty Re, pays close attention to the underlying underwriting and reserving risks by monitoring the pricing and loss development of the underlying business written through its affiliated MGAs. Additionally, Hagerty Re seeks to minimize its investment risk by investing in low yield cash, money market accounts and investment grade municipal securities.

Capital Restrictions

In Bermuda, Hagerty Re is subject to the Bermuda Solvency Capital Requirement (“BSCR”) administered by the BMA. No regulatory action is taken by the BMA if an insurer’s capital and surplus is equal to or in excess of their enhanced capital requirement as determined by the BSCR model. In addition, the BMA has established a target capital level for each insurer which is 120% of the enhanced capital requirement. To ensure compliance with BSCR standards, Hagerty Re’s target is 130% of the enhanced capital requirement. As of December 31, 2020, Hagerty Re’s actual performance relative to the enhanced capital requirement was 141%.

Dividend Restrictions

Under Bermuda law, Hagerty Re is prohibited from declaring or issuing a dividend if it fails to meet its minimum solvency margin or minimum liquidity ratio. Prior approval from the BMA is also required if the Hagerty Re’s proposed dividend payments would exceed 25% of its prior year-end total statutory capital and surplus. The amount of dividends which could be paid by Hagerty Re in 2021 without prior approval is $20.5 million.

Regulation relating to insurer solvency is generally for the protection of the policyholders rather than for the benefit of the stockholders of an insurance company. We believe that our existing cash and cash equivalents and municipal securities and cash flow from operations will be sufficient to support working capital and capital expenditure requirements for at least the next 12 months. Our future capital requirements will depend on many factors, including our reinsurance premium growth rate, renewal rates, the introduction of new and enhanced products, entry into, and successful entry in new geographic markets, and the continuing market adoption of our product offerings.

Cash Flows

The following table summarizes our cash flow data for the periods presented:

	Nine Months-Ended
	September 30,
(in thousands)	2021	2020
Net cash provided by operating activities	$85,359	$79,156
Net cash used in investing activities	(53,761)	(30,558)
Net cash provided by financing activities	44,944	18,250

Operating Activities

Cash provided by operating activities primarily consists of net income adjusted for non-cash items including depreciation and amortization related to investments in internally developed software and implementation of software as a service and provision for deferred taxes and changes in working capital balances. Seasonality and continued growth drive movement between periods in working capital balances. The summer months create more written premium and renewals of insurance policies and memberships, which drives reinsurance asset and liability balances to be higher in the summer months including unearned premiums, ceding commission, paid loss and loss adjustment expenses, premiums receivable and deferred acquisition costs within our reinsurance operations, additionally accounts receivable, advanced premium and due to insurers within the MGA business and contract liabilities for membership revenue stream. Our contingent underwriting commission revenue and our annual employee incentive plans are accrued throughout the year as earned however paid annually in the first quarter creating a cash flow movement between periods. Additionally, quota share increases within Hagerty Re drive increased balances period over period.

Net cash from operating activities for the nine months ended September 30, 2021 was $85.4 million. Cash provided during this period included $5.1 million from net income, excluding non-cash expenses of $21.7 million and changes in our operating assets and liabilities of $58.6 million. Adjustments for non-cash items primarily consisted of $15.3 million of depreciation and amortization related to investments in internally developed software and implementation of software as a service, $3.9 million increase in provision for deferred taxes and $2.3 million of disposals related to software development. The increase in cash resulting from changes in our operating assets and liabilities was primarily attributable to increases in unearned premiums of $67.0 million, due to insurers of $36.6 million, provision for unpaid losses and loss adjustment expenses of $48.6 million and decrease in commission receivable of $9.6 million, offset by increases in premiums receivable of $54.1 million and deferred acquisition costs of $30.9 million and decrease in losses payable of $22.0 million.

Net cash from operating activities for the nine months ended September 30, 2020 was $79.2 million. Cash provided during this period included $21.7 million from net income, excluding non-cash expenses of $10.8 million and changes in our operating assets and liabilities increase of $46.7 million. Adjustments for non-cash items primarily consisted of $8.2 million of depreciation and amortization expense related to investments in internally developed software and implementation of software as a service and $2.1 million for our provision for deferred taxes. The increase in cash resulting from changes in our operating assets and liabilities was primarily attributable to increases in due to insurers of $27.7 million, provision for unpaid losses and loss adjustment expenses of $38.7 million and unearned premiums of $37.3 million, offset by increase in premiums receivable of $39.0 million and decrease in losses payable of $16.7 million.

Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2021 was $53.8 million which was primarily driven by investments in property and equipment of $31.2 million, acquisitions of $11.3 million and the purchase of fixed income securities of $12.4 million.

Net cash used in investing activities was $30.6 million for the nine months ended September 30, 2020 which was primarily driven by increased investment in facilities and software development of $24.7 million, the acquisition of a Canadian brokerage book of business of $2.4 million as well as payments on acquired renewal rights of $3.5 million.

Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2021 was $44.9 million. This resulted primarily from cash received from the net incurrence of indebtedness of $49.5 million, partially offset by member distributions of $4.1 million.

Net cash provided by financing activities for the nine months ended September 30, 2020 was $18.3 million cash provided by financing activities was primarily due to the net incurrence of indebtedness of $22.0 million, partially offset by member distributions of $4.0 million.

Contractual Obligations

The following is a summary of material contractual obligations and commitments as of September 30, 2021.

(in thousands)	Total	Less than 1 year	1-3 years	3-5 years	After
Debt	$118,500	$1,000	$117,500	$-	$-
Interest on long-term debt	1,340	158	909	273	-
Operating leases	77,928	8,230	15,259	13,922	40,517
Purchase commitments	10,416	5,623	4,792	-	-
Total	$208,184	$15,012	$138,460	$14,195	$40,517

Financing Arrangements

Multi-bank Credit Facility

The Company has a $160 million credit facility (the “Credit Facility”) with a bank syndicate. The current term of the Credit Facility expires on December 23, 2023 and may be extended each year such that the term of the agreement remains at least three years from the current year. Any unpaid balance on the Credit Facility is due at maturity. Borrowings under the Credit Facility bear interest at one month LIBOR plus an applicable margin, or Prime plus or minus an applicable margin at the Company’s choice. The effective borrowing rate at September 30, 2021 was 2.1%. Borrowings under the Credit Facility are collateralized by the assets of the Company, except for the assets of the Company’s U.K., Bermuda and Germany subsidiaries.

The Credit Facility includes a provision for determining a LIBOR successor rate in the event LIBOR reference rates are no longer available. The alternative benchmark replacement rate is the Secured Overnight Financing Rate (“SOFR”). In addition, the facility includes a provision for determining a SOFR successor rate in the event SOFR reference rates are no longer available. If no SOFR successor rate has been determined, the rate will be based on the higher of the Prime Rate or the federal funds rate (the interest rate at which depository institutions trade federal funds with each other), plus a fixed margin.

In connection with the Credit Facility, the Company is required, among other things, to meet certain financial covenants, including a fixed-charge coverage ratio and a leverage ratio. The Company was in compliance with these covenants as of September 30, 2021.

Interest Rate Swap

Interest rate swap agreements are contracts to exchange floating rate for fixed rate interest payments over the life of the agreement without the exchange of the underlying notional amounts. The notional amounts of the interest rate swap agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. The differential paid or received on the interest rate swap agreements is recognized as an adjustment to interest expense.

The purpose of the interest rate swap agreement is to fix the interest rate on a portion of the Company’s existing variable rate debt in order to reduce exposure to interest rate fluctuations. Under such agreements, the Company pays the counterparty interest at a fixed rate. In exchange, the counterparty pays the Company interest at a variable rate, adjusted quarterly and based on LIBOR or the alternative replacement of LIBOR. The amount exchanged is calculated based on the notional amount. The significant inputs, primarily the LIBOR forward curve, used to determine the fair value are considered Level 2 observable market inputs. The Company monitors the credit and nonperformance risk associated with its counterparties and believes them to be insignificant and not warranting a credit adjustment at September 30, 2021.

In March 2017, the Company entered into a 5-year interest rate swap agreement with an original notional amount of $15.0 million at a fixed swap rate of 2.20%.

In December 2020, the Company entered into a 5-year interest rate swap agreement with an original notional amount of $35.0 million at a fixed swap rate of 0.78%.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, results of operations, liquidity, or cash flows.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with GAAP. The preparation of the consolidated financial statements in conformity with GAAP requires our management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the period. We evaluate our significant estimates on an ongoing basis, including, but not limited to, estimates related to provision for unpaid losses and loss adjustment expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

We believe that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations. For further information, see Note 1, Summary of Significant Accounting Policies, to Hagerty’s annual consolidated financial statements within the Proxy Statement, which is incorporated herein by reference.

Unpaid Losses and Loss Adjustment Expenses

Unpaid losses and loss adjustment expenses (“LAE”) are the difference between the estimated cost of losses incurred and the amount of paid losses as of the reporting date. These reserves reflect the Company management’s best estimate for both reported claims and incurred but not reported (“IBNR”) claims. The reserves also include estimates of all expenses associated with processing and settling all reported and unreported claims. The Company regularly reviews the provision estimates and updates those estimates as new information becomes available or as events emerge that may affect the resolution of unsettled claims.

Updates made to reserve estimates based on new information may cause changes in prior reserve estimates. These changes are recorded as losses and loss adjustment expenses in the period such changes are determined. Estimating the ultimate cost of claims and claims expenses is an inherently complex process that involves a high degree of judgment. The inputs requiring management judgement in the estimate of the provision for unpaid losses and loss adjustment expenses include:

•	the determination of the appropriate actuarial estimation methods to be applied to outstanding claims on a consistent basis;

•	estimations of claims cycle times and claims settlement practices;

•	estimates of expected losses through the use of historical loss data; and

•	broader macroeconomic assumptions such as expectations of regulatory changes or future inflation rates.

Claims are analyzed and reported based on the accident year or the year in which the claims occurred. Accident year data is classified and utilized within actuarial models to prepare estimates of required reserves for payments to be made in the future. Timing for claim settlement varies and depends on the type of claim being reported (i.e. property damage as compared to personal injury claims). Claims involving property damage are generally settled faster than personal injury claims. Historical loss patterns are then applied to actual paid losses and reported losses by accident year to develop expectations of future payments. Implicit within the actuarial models are the impacts of inflation, especially for claims with longer expected cycle times. See Note 8, Provision for Unpaid Losses and Adjustment Expenses, to Hagerty’s annual consolidated financial statements within the Proxy Statement, which is incorporated herein by reference, for more information regarding the methodologies used to estimate loss and LAE reserves.

Given the inherent complexity and uncertainty surrounding the estimation of our ultimate cost of settling claims, reserves are reviewed quarterly and periodically throughout the year by combining historical results and current actual results to calculate new development factors. In estimating loss and LAE reserves, our actuarial reserving group considers claim cycle time, claims settlement practices, adequacy of case reserves over time, and current economic conditions. Because actual experience can differ from key assumptions used in estimating reserves, there may be significant variation in the development of these reserves and the actual losses and LAE ultimately paid in the future. These adjustments to the loss and LAE reserves are recognized in Hagerty’s consolidated statement of operations in the period in which the change occurs.

The following tables summarize our gross and net reserves for losses and loss adjustment reserves as of September 30, 2021 and December 31, 2020, respectively:

		as of September 30, 2021
Unpaid losses and loss adjustment expenses	Gross	% of Total	Net	% of Total
		($ in millions)
Outstanding losses reported	$27.4	26.5%	$27.4	26.5%
IBNR	76.1	73.5%	76.1	73.5%
Total Reserves	$103.6	100.0%	$103.6	100.0%

		as of December 31, 2020
Unpaid losses and loss adjustment expenses	Gross	% of Total	Net	% of Total
		($ in millions)
Outstanding losses reported	$22.7	41.3%	$22.7	41.3%
IBNR	32.3	58.7%	32.3	58.7%
Total Reserves	$55.0	100.0%	$55.0	100.0%

The following table summarizes the Company's gross losses and loss adjustment expenses, and net losses and loss adjustment expenses by accident years as of September 30, 2021 and September 30, 2020, respectively

	Gross Ultimate Loss & LAE			Net Ultimate Loss & LAE
Accident Year	2021	2020	$ Change	2021	2020	$ Change
2017	$18.8	$18.8	$-	$18.8	$18.8	$-
2018	41.1	41.1	-	40.7	40.7	-
2019	64.5	64.5	-	64.5	64.5	-
2020	91.0	65.7	25.3	91.0	65.7	25.3
2021	87.6	N/A	N/A	87.6	N/A	N/A
Total	$303.0	$190.1	$25.3	$302.6	$189.7	$25.3

New Accounting Standards

See Note 1, Summary of Significant Accounting Policies, to Hagerty’s annual consolidated financial statements, as well as Note 1, Summary of Significant Accounting Policies, to Hagerty’s condensed consolidated financial statements included elsewhere in this proxy statement.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain credit and interest rate risks as part of our ongoing business operations.

Management of Insurance and Financial Risk

The Company issues contracts that transfer insurance risks or financial risks or both. This section summarizes these risks and the way the Company manages them.

Insurance Risk

The most significant insurance risk is that claims exceed premium. The objective of the Company is to ensure that sufficient reserves are available to cover these liabilities. The Company’s actuarial team prepares monthly reserving analysis to inform the Company’s management as to the required reserve levels, thereby managing this risk.

Interest Rate Risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate due to change in prevailing market interest rates. The Company is exposed to interest rate risk, except for $50,000,000, $50,000,000 and $20,115,000 of long-term debt at September 30, 2021, December 31, 2020 and 2019, respectively, that is locked in at a fixed base rate due to the executed interest rate swap agreements. The remaining $18,000,000 and $5,985,000 at December 31, 2020 and 2019, respectively, is variable rate based on one-month LIBOR rate plus applicable margin or Prime minus an applicable margin.

Liquidity Risk

Liquidity risk is the risk that the Company will encounter difficulty in obtaining funds to meet its commitments. A trust account is in place to ensure that the Company is able to meet liabilities arising from claims and all other obligations as per the terms of the reinsurance agreement.

Concentration Risk

While the Company has relationships with separate insurance carrier partners for its U.S., Canadian and U.K. insurance operations, the Company receives substantially all of its commission income from its U.S. insurance carrier partner, Essentia Insurance Company, which is an affiliate of Markel. The Company has an agency agreement with this insurance carrier partner granting the Company certain rights and binding authority with respect to policy coverage.